UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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APARTMENT TRUST OF AMERICA, INC.
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June 19, 2012

Dear Apartment Trust of America Stockholder:

I am writing to advise you of a letter that was recently sent to stockholders of Apartment Trust of America by Sovereign Capital Management regarding our annual stockholders’ meeting next week. The letter, attached hereto, advises stockholders to block our upcoming annual stockholders’ meeting by revoking or withholding their proxies. Sovereign’s attempt to “press for change at ATA” by circumventing established corporate governance procedures and disrupting the company’s annual stockholders’ meeting is highly irregular, and its letter is rife with inaccuracies and misrepresentations. Our Board of Directors encourages you to disregard Sovereign’s letter and to complete and mail your proxy, if you have not done so already. Our Board of Directors maintains its previous recommendation that stockholders vote affirmatively for all of the current Directors and the other proposals in the company’s proxy statement.

Contrary to the assertions made in Sovereign’s letter, and as disclosed in the company’s public filings and on its stockholder conference calls, the company has had a productive year. Over the past year, the company has taken the following steps in its efforts to keep the company on a firm financial footing and protect the interests of our stockholders:

1.	In the Spring of last year, the company reduced its annual dividend rate to a sustainable 3% based on a $10 per share purchase price. At this dividend level the company is generating sufficient funds to cover the dividend and retain excess cash. This is fiscally prudent management and in the interest of the stockholders.

2.	The company engaged Merrill Lynch, Pierce, Fenner & Smith, Incorporated (“BofA Merrill Lynch”) to assist the company with its assessment of strategic alternatives for the company. BofA Merrill Lynch is one of the leading real estate investment banking firms in the country.

3.	The company has continued to operate its properties in a stellar manner. We have increased rental rates by 6.5% since December 2011. The portfolio is very well maintained and managed. The current occupancy rate of the portfolio is 94.5%.

The Sovereign letter expresses concern about the resolution of the pending lawsuit that has been disclosed in our quarterly and annual filings commencing with our quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2010. To recap, in November 2010 the company was named as a co-defendant in a lawsuit by a small number of investors involved in a group of properties the company contracted to purchase. The company was able to terminate the purchase agreements that were the cause of action with no penalty to the company and the company has vigorously defended itself in the lawsuit. Sovereign’s letter misstates the facts of the case. The lawsuit has been tried and we stand firm in our belief that the lawsuit is without merit. We are scheduled to hear the outcome of the lawsuit next week and will notify the stockholders of the outcome immediately thereafter. In addition, we intend to pursue the company’s rights against any party that has damaged the company as a result of this meritless lawsuit.

It is important to note that the company has never been contacted by Sovereign to discuss the issues with the company’s management cited in Sovereign’s letter. We became aware of the letter through one of our stockholders. Here is what we know about the Sovereign effort:

1.	Sovereign Capital does not show as a stockholder in the company’s stockholder list. To the best of our knowledge, Sovereign is not a stockholder.

2.	Representatives of Sovereign Capital contacted the company several months ago and said they wanted to discuss their interest in our company. I told them that my responsibility, as the CEO of the company, was to maximize stockholder value and if they had ideas that could further that effort to let me know. I did not receive anything from Sovereign.

3.	Sovereign clearly is intending to create havoc for the company. We are unsure of their reason for doing so, but simply creating havoc is never in the best interest of the stockholders.

4.	Many of the issues raised in the Sovereign letter are misrepresented or are factually incorrect.

5.	Sovereign obtained a copy of the company’s confidential stockholder list from someone other than the company. We have notified Sovereign that we believe they do not have a right to the list and that they may be in violation of federal proxy rules. Further, we intend to determine how Sovereign obtained the company’s stockholder list and hold the responsible party or parties liable for any damages we may suffer as a result.

In summary, our company is well run by a seasoned management team and an experienced Board of Directors. My principal focus, and the focus of our board of directors, is maximizing stockholder value. Accordingly, the company again maintains its recommendation to vote affirmatively for the re-election of the current Directors and all other proposals being considered at the annual meeting. Please call our Investor Relations Department, at 1-888-827-0261 should you have any questions concerning the company, the company’s proxy statement or the board of directors’ recommendations. As always, I am also available to speak with you.

Kind regards,

Stanley J. Olander, Jr.

Chairman and Chief Executive Officer

Attachment

Sovereign Capital Management Group, Inc. 750 B Street, Suite 1220 San Diego, CA 92101 619.294.8989 www.sovcapital.com

Committee to Protect ATA Investors

June 15, 2012

Dear ATA Investor,

We have formed a committee of stockholders (the “Committee”) to address what we believe to be the continuing mismanagement of Apartment Trust of America, Inc. (“ATA”). In our view, the ATA board is not acting in the best interests of the ATA stockholders. At this point it is imperative that the stockholders become much more active in the affairs of ATA in order to protect our collective investments.

The current board has demonstrated an extreme lack of sensitivity to the needs of both the ATA stockholders and of ATA. The board and its officers have engaged in self-serving policies and actions and have made deeply flawed business decisions which have had serious negative impacts on ATA’s profitability, its ability to raise capital and its ability to make adequate investor distributions.

As an example, during the stockholder conference call on April 25, 2012, several issues were raised which the Chairman and CEO Stanley J. Olander, Jr. did not satisfactorily address. One was the reasoning behind the board’s reduction of the distributions from 6% to 3% in March 2011 and the continuation of the reduced distributions into the foreseeable future, despite experiencing annual revenue increases of 4% over 2011 and 2012 and the 95% occupancy rates in all of ATA’s markets which are, as Mr. Olander stated, due to the tight supply of rental housing coupled with very strong demand in these markets.

Additionally, several of the executive officers have ongoing conflicts of interest with ATA. Specifically, according to ATA’s most recent 10-K, Messrs. Olander, Carneal and Remppies are the owners of ROC REIT Advisors, LLC, and while they have disclosed their conflict of interest, their disclosure does not change that they personally and directly benefit from ROC REIT’s relationship with ATA.

Another issue is why Mr. Olander did not fully address the litigation surrounding the failed acquisition of the eight Mission Rock Ridge properties, including the botched settlement and the allegations of tortuous interference with the contractual relationship between the trusts and the trust beneficiaries related to ATA’s actions in the Mission Rock Ridge transaction. The litigation in Illinois and Virginia brought by the subject property investors exposes ATA to potential punitive damages, which could be much greater than any actual damages proven by the Mission Rock investors, not to mention the litigation costs of over $1,300,000 already expended by ATA. The question still remains: why did the board approve, and the executives pursue, a purchase of the Mission Rock Ridge property that embroiled ATA in a lawsuit?

Furthermore even if the current lawsuit is resolved, which is doubtful at this juncture, ATA is unlikely to obtain funding for any additional projects which could contribute to increased distributions to its stockholders. Of course, while the investors have suffered a substantial reduction in income, it is very unlikely that Messrs. Olander, Carneal and Remppies have sacrificed any of their income from ATA advisor ROC REIT Advisors, LLC.

To send a message to the Board that the status quo at ATA is unacceptable, the Committee proposes that the ATA stockholders block the Board’s attempt to re-elect themselves at the upcoming June 26, 2012 Annual Stockholder Meeting by preventing a quorum at the meeting. If you have not yet given your proxy to the Company for the Annual Meeting, we urge you NOT to do so. If you own your ATA shares “of record” and have already returned your proxy card to the Company, we urge you to revoke it by immediately delivering a written notice of revocation to the ATA Secretary at 4901 Dickens Road, Suite 101, Richmond, Virginia 23230. If you hold your ATA shares in “street name” through a broker you will need to contact the institution that holds your shares and follow its instructions for revoking a proxy. You should instruct your broker that you do not want your shares to be represented at the Annual Meeting, even if they are not voted. DO NOT ATTEND THE ANNUAL MEETING, in person or by proxy. If you need help in revoking your proxy, please contact Todd Kiehnau at Sovereign Capital at (619) 294-8989 or by email at todd.kiehnau@sovcapital.com.

Please join us in sending this message to the Board that it must not be allowed to continue its business as usual to the detriment of the ATA stockholders. We will continue to press for change at ATA, for the benefit of all of our fellow ATA investors.

Very truly yours,

Committee to Protect ATA Investors

About Sovereign Capital Management Group, Inc.

Headquartered in San Diego, CA, Sovereign Capital Management Group, Inc. and it’s closely held affiliates have grown to include nationwide asset management, property management, advisory services, private equity syndications and various property holdings across the United States. Operating with the mission of providing value and long-term stability through real estate investment, Sovereign has been directly involved in the successful development and management of multi-family units, attached single family condominiums, medical office buildings, general office, flex-industrial properties, retail properties and specialized use buildings. For more information, visit www.sovcapital.com or contact Todd Kiehnau at todd.kiehnau@sovcapital.com or (619) 294-8989.